                                                                     Exhibit 2.1


                            SHARE PURCHASE AGREEMENT


THIS AGREEMENT is made and entered into this 20th day of August, 2002, by and between PRIMAVERA CORPORATION ("PVC"), NORTH TEXAS CIRCUIT BOARD COMPANY, INC., (hereinafter "NTCB" or "Corporation") and BC ELECTRONICS INCORPORATED (hereinafter "Purchaser"), and FLEXXTECH CORPORATION ("Flexxtech").


                              W I T N E S S E T H:

WHEREAS, NTCB executed certain Promissory Notes ("Bank Notes") dated December 18, 1996, and June 23, 2000 payable to Comerica Bank ("Bank"), which were secured by inventory, equipment, furniture, fixtures, accounts receivable, contract rights, general intangibles, and other personal property of NTCB ("Collateral"); and

WHEREAS, to further secure the Bank Notes, PVC granted to Bank a security interest in 100% of the outstanding shares of stock in NTCB (hereinafter the "Stock"); and

WHEREAS, on June 19, 2002, Purchaser entered into a Letter of Intent with PVC and agreed to provide interim financing for NTCB, and in consideration thereof, NTCB delivered to Purchaser that certain Security Agreement and Promissory Note dated June 19, 2002, and due August 17, 2002, in the stated principal amount of $350,000.00, which Note provided by its terms for additional liability in the event of default by NTCB, for a total principal amount of $354,027.40; and that certain Security Agreement and Promissory Note dated July 16, 2002, in the stated principal amount of $550,000.00; and that certain Security Agreement and Promissory Note dated August 16, 2002, in the stated principal amount of $800,000.00 (collectively, the "Lender Notes"); and

WHEREAS, to secure the Lender Notes, NTCB granted to Purchaser a security interest in the Collateral, and PVC granted to Purchaser a security interest in the Stock; and

WHEREAS, on July 17, 2002, Purchaser purchased all right, title and interest of Bank in the Bank Notes and all security interests held by Bank in the Collateral and the Stock, and the unpaid principal amount under the Bank Notes is $557,672.41; and

WHEREAS, as of the date of this Agreement, the sum of $2,255,859.99 is due and owing to Purchaser by NTCB, such sum being the balance due under the Notes (hereinafter the "Purchaser's Debt"); and

WHEREAS, NTCB is in default in the payment of its obligations under the Lender Notes and Bank Notes (collectively, the "Notes"); and Purchaser has exercised its option under the Notes and the Security Agreements executed in favor of Bank and in favor of Lender to accelerate all amounts due under the Notes and demand payment; and

WHEREAS, as a result the Purchaser now desires to purchase all of the outstanding Shares of the capital stock of Corporation from PVC and PVC desires to sell said Stock upon the terms and subject to the conditions hereinafter set forth;


NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Stock aforementioned, it is hereby agreed as follows:

         1. PURCHASE AND SALE

         Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated hereby, PVC shall sell, convey, transfer, and deliver to the Purchaser, certificates representing all of the duly issued, fully paid and nonassessable Shares of the outstanding capital stock of NTCB, and the Purchaser shall purchase from PVC the Stock, for the consideration set forth in this Agreement. The certificates representing the Stock shall be duly executed and issued in the name of Purchaser, and shall be delivered to Purchaser at the Closing.

         2.       CLOSING

         The Closing of the Transactions contemplated by this Agreement (the "Closing"), shall be held at the offices of NTCB on the 20th day of August, 2002, at 1:00 p.m. CT, or such other place, date and time as the parties mutually agree upon.

         3. NATURE, AMOUNT AND PAYMENT OF CONSIDERATION

         (a) Purchaser, as consideration for the Stock so transferred by PVC to Purchaser, shall pay ten percent (10%) of the after tax profit of NTCB to

Flexxtech, as the designee of PVC, for a period of five (5) years. The direct settlement cost and related expenses in settlement of all liabilities of NTCB existing prior to June 19, 2002 will be treated as a reduction in amounts due under said Payment and will be deducted from payments. The five (5) year Payment period shall begin January 1, 2003 and shall continue through December 31,2007. PVC and Flexxtech, or their assignees, have the right to audit financial statements annually at their own expense following reasonable advance notice, and Purchaser agrees to provide annual financial statements of NTCB, which may be internally prepared, to PVC and Flexxtech. Should there be a sale or merger of the business during the five year (5) period, Purchaser will transfer the ten
(10) percent payment obligation to the new owner, and the new owner shall unconditionally assume same. Said compensation shall be paid on or before the 60th day after the close of each calendar year or portion thereof. Said 10% shall be calculated generally in accordance with generally accepted accounting principles, provided: Interest paid by Corporation in any year shall not exceed reasonable interest for other companies in the circuit board manufacturing industry. Salaries and wages paid by Corporation in any year shall not exceed reasonable salaries for employees performing similar duties in the current circuit board manufacturing industry.

         (b) As further consideration to Purchaser, in addition to transfer of the Stock by PVC to Purchaser, effective as of the Closing, PVC, Flexxtech and Western Cottonwood Corporation, hereby release Corporation from all debts and obligations otherwise owed by Corporation to any of said persons.

         4. REPRESENTATIONS AND WARRANTIES OF CORPORATION

         The Corporation hereby represents and warrants to Purchaser:

                  (a) Organization and Standing:

                  (i) The Corporation is a Corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to carry on its business as it is now being conducted.

                  (b) There are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature or any calls or rights to subscribe of any character relating to the Corporation's capital stock, nor are there any existing securities or contracts convertible into the Corporation's stock;

The Stock will represent 100% of the outstanding capital stock of the Corporation on the date of Closing and after conveyance of said Shares to Purchaser.

         5. RELEASE OF PURCHASER BY NTCB AND PVC & Flexxtech.

         In consideration of the terms of this Agreement and other benefits received by NTCB and PVC hereunder, NTCB and PVC hereby release, relinquish and forever discharge Purchaser, its predecessors, successors, assigns, agents, employees, attorneys and representatives of and from any and all claims, demands, actions, and causes of action of any and every kind or character, whether known or unknown, which NTCB or PVC & Flexxtech may have against Purchaser and its predecessors, successors, assigns, agents, employees, attorneys and representatives arising out of or with respect to any and all transactions, not specifically excluded from this release by written agreement, which release shall include but not be limited to any loss or expense and/or detriment of any kind or character growing out of or in any way connected with or in any way resulting from the acts or omissions of Purchaser and its predecessors, successors, assigns, agents, employees, attorneys and representatives and including, but not limited to, any loss, cost or damage in connection with any usury, breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, breach of funding commitment, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violation of the RICO Act, the intentional or negligent infliction of mental duress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, conspiracy, BUT EXCLUDING any future obligation of Purchaser to NTCB, PVC or Flexxtech under this Agreement.

         8. GENERAL PROVISIONS

         (a)      Entire Agreement

This Agreement (including the exhibits hereto and any written amendments hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

         (b)      Sections and other Headings

The Section and other headings contained in this Agreement are for reference purposes only and shall not effect the meaning or interpretation of this Agreement.

         (c)      Governing Law

This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Texas, The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in the State of Texas. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorneys' fees, court costs and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

         (d)      Counterparts

This Agreement may be executed in counterparts, each of which may be deemed a part of this Agreement

         (e)      Notices

Any and all notices or other communications required or permitted by this contract or by law to be served on or given to either party hereto, Purchaser or Seller or Corporation, by the other party hereto or by the escrow holder named in this contract, shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any of its officers or, in lieu of such personal service, when deposited in the United States mail, first class postage prepaid, addressed as follows:


                           To Corporation:

                                    North Texas Circuit Board Company, Inc.
                                    1501 West Shady Grove Road
                                    Grand Prairie, Texas 75050


                            To Flexxtech Corporation:

                                    5777 West Century Boulevard, Suite 767
                                    Los Angeles, California 90045

                           To Purchaser:

                                    BC ELECTRONICS INCORPORATED
                                    2500 East Shady Grove Road
                                    Irving, Texas 75060

                           To PVC:

                                    PRIMAVERA CORPORATION
                                    5956 Sherry Lane, Suite 1616
                                    Dallas, Texas 75225-8027

         9. RELEASE BY PURCHASER OF PVC, NTCB and Flexxtech.

         In consideration of the terms of this Agreement and other benefits received by Purchaser hereunder, Purchaser hereby releases, relinquishes and forever discharges PVC, NTCB, Flexxtech and their respective predecessors, successors, assigns, agents, employees, attorneys and representatives of and from any and all claims, demands, actions, causes of action of any and every kind or character, whether known or unknown, which Purchaser may have against any of them, except for any agreement which by its terms is excluded from this release, which release shall include but not be limited to any loss and/or detriment of any kind or character growing out of or in any way connected with or in any way resulting from the acts or omissions of any of them and including but not limited to any loss, cost or damage in connection with any breach of fiduciary duty, breach of any duty of fair dealing, breach of confidence, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violation of the RICO Act, intentional or negligent infliction of mental duress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander or conspiracy; BUT EXCLUDING any future obligation to PVC and/or Flexxtech under this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.


NORTH TEXAS CIRCUIT BOARD COMPANY, INC.     (Corporation)


By /s/ Greg Mardock
   --------------------------------------
   Greg Mardock, President



BC ELECTRONICS CORPORATION                  (Purchaser)


By /s/ DJ Babaria
   --------------------------------------
   DJ Babaria, President



FLEXXTECH CORPORATION                       (Flexxtech)


By /s/ Greg Mardock
   --------------------------------------
   Greg Mardock, President



PRIMAVERA CORPORATION                       (PVC)


By /s/ Greg Mardock
   --------------------------------------
   Greg Mardock, President